Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

September 29, 2016

Blueknight Energy Partners, L.P.

201 NW 10th, Suite 200

Oklahoma City, Oklahoma 73103

Ladies and Gentlemen:

We have acted as counsel to Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, by the Selling Unitholders named in the Registration Statement of (i) up to an aggregate of 4,977,578 Series A Preferred Units representing limited partnership interests in the Partnership and (ii) the common units that may be issued upon conversion of such Series A Preferred Units (the “Conversion Common Units”).

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.

As the basis for the opinion hereinafter expressed, we examined (i) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership and the Amended and Restated Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (ii) the Second Amended and Restated Limited Liability Company Agreement of Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Amended and Restated Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) the Partnership’s records and documents, (iv) certificates of the Partnership, certain of its affiliates and public officials, and (v) other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that (1) all signatures on documents examined by us are genuine, (2) all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents, (3) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (4) that all Series A Preferred Units and common units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that (i) the Series A Preferred Units are validly issued, fully paid and

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nonassessable and (ii) the Conversion Common Units, if and when issued in accordance with the terms of the Series A Preferred Units, will be validly issued, fully paid and nonassessable (except in each case as such nonassessability may be affected by Sections 18-607 and 18-804 of the Act).

The opinions set forth above are limited in all respects to matters of the laws of the State of Texas, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.